UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 1, 2010
K-TRON INTERNATIONAL, INC.
(Exact Name of Registrant Specified in Charter)

New Jersey	0-9576	22-1759452

(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation)	Number)	Identification No.)

Routes 55 & 553
P.O. Box 888
Pitman, New Jersey	08071-0888

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (856) 589-0500
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On April 1, 2010, K-Tron International, Inc., a New Jersey corporation (“K-Tron”), and Hillenbrand, Inc., an Indiana corporation (“Hillenbrand”), consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 8, 2010, among Hillenbrand, Krusher Acquisition Corp., a New Jersey corporation and wholly-owned subsidiary of Hillenbrand (“Merger Sub”), and K-Tron. Pursuant to the Certificate of Merger filed with the Office of the Treasurer of the State of New Jersey, the merger of Merger Sub and K-Tron (the “Merger”) was effective as of April 1, 2010. At the effective time of the Merger, all outstanding shares of common stock of K-Tron, par value $0.01 per share (the “Common Stock”), except those shares owned directly or indirectly by K-Tron, Hillenbrand or Merger Sub, converted into the right to receive $150.00 in cash per share, without interest and less any applicable withholding taxes. In addition, pursuant to the terms of the Merger Agreement, at the effective time of the Merger (i) each outstanding stock option that was unexercised was cancelled, entitling each former holder thereof to payment equal to the number of shares underlying such option multiplied by the excess (if any) of $150.00 over the exercise price of such option, (ii) each outstanding restricted stock unit award vested and was cancelled, entitling each former holder thereof to payment equal to $150.00 multiplied by the number of shares of Common Stock which each such award would otherwise be convertible and (iii) each outstanding share of unvested restricted stock vested and was converted into the right to receive a payment equal to $150.00 multiplied by the number of shares of Common Stock which such unvested restricted stock converted into.
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule of Standard; Transfer of Listing.
As contemplated by the Merger Agreement, on April 1, 2010, K-Tron instructed NASDAQ to file a delisting application on Form 25 with the Securities and Exchange Commission with respect to K-Tron’s Common Stock.
Item 3.03. Material Modification to Rights of Security Holders.
The information provided in response to Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 5.01. Changes in Control of Registrant.
The information provided in response to Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. The total consideration paid by Hillenbrand for the outstanding shares of Common Stock and equity awards was $435,200,820. The source of funds for the cash consideration was primarily cash on hand and proceeds from debt financing. Upon the effective time of the Merger, the Merger constituted a change of control of K-Tron, resulting in K-Tron becoming a wholly-owned subsidiary of Hillenbrand. There are no known arrangements which may at a subsequent date result in a change of control of K-Tron.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

Pursuant to the terms of the Merger Agreement, upon the effective time of the Merger (i) each member of the board of directors of K-Tron ceased to hold his position with K-Tron and (ii) Edward B. Cloues, II, Chairman and Chief Executive Officer of K-Tron, resigned from each of the positions he held with K-Tron and its subsidiaries.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Pursuant to the terms of the Merger Agreement, upon the effective time of the Merger, the certificate of incorporation of K-Tron was amended and restated substantially as was set forth in Exhibit C to the Merger Agreements and the bylaws of Merger Sub became the bylaws of K-Tron except all references to Merger Sub’s name were replaced with references to K-Tron International, Inc. The amended and restated certificate of incorporation and bylaws of K-Tron are filed as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated by reference herein.
Item 5.07. Submission of Matters to a Vote of Security Holders
On April 1, 2010, K-Tron held a Special Meeting of Shareholders to consider and vote on the proposal to approve the Merger Agreement. The following is a summary of the voting results for the proposal to approve the Merger Agreement:

Votes For 2,314,861	Votes Against 2,282	Abstentions 4,398	Broker Non-Votes 0
Abstentions and broker non-votes were treated as shares that were present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, although abstentions and broker non-votes were not considered votes “cast” for the proposal and, therefore, had no effect on the vote. The votes in favor of the approval of the Merger Agreement represented 81.5% of the outstanding shares of K-Tron Common Stock as of the record date and 99.7% of the shares of Common Stock voted at the special meeting.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of January 8, 2010, by and among Hillenbrand, Inc., Krusher Acquisition Corp. and K-Tron International, Inc. (Filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 12, 2010 and incorporated herein by reference)

3.1	Amended and Restated Certificate of Incorporation of K-Tron International, Inc., effective as of April 1, 2010

3.2	By-Laws of K-Tron International, Inc., effective as of April 1, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-TRON INTERNATIONAL, INC.
By:	/s/ Robert E. Wisniewski
Robert E. Wisniewski
Senior Vice President, Chief Financial Officer and Treasurer

Dated: April 1, 2010